TAX ALLOCATION AGREEMENT
                          ---------------------------

         THIS AGREEMENT is made as of June 1, 1999 between Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), and ThermoLase Corporation, a Delaware corporation ("ThermoLase").

                              Preliminary Statement
                            -----------------------

         Thermo Electron is the parent of an affiliated group of corporations (including ThermoLase) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         Thermo Electron owns more than 80% of the issued and outstanding shares of voting common stock of ThermoLase, including the units of common stock coupled with a right to redeem such stock in April 2001, the only stock that ThermoLase is authorized to issue. ThermoLase is required to file consolidated federal income tax returns with Thermo Electron.

         Thermo Electron is the common parent of an affiliated group of corporations and ThermoLase recognizes that any one of them that sustains a net operating loss or otherwise generates beneficial tax attributes for a taxable period may be deprived of such benefits when offset in that or other periods against income or tax liabilities of the others.

         By this Agreement, the parties desire to set forth the understanding they have reached with respect to the filing of the consolidated United States federal and state income tax returns. Foreign tax returns are not subject to this Agreement.

                                   Agreements
                              -------------------

         IT IS MUTUALLY agreed by the parties hereto as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

         1.1 The term "Thermo Electron Group" means the group of corporations of which Thermo Electron is common parent and with which Thermo Electron files a consolidated federal income tax return, excluding ThermoLase and subsidiaries of ThermoLase that may exist now or in the future. For purposes of this Agreement, the Thermo Electron Group shall be treated as a single corporate entity. The Thermo Electron Group and ThermoLase and its subsidiaries, respectively, are sometimes herein referred to collectively as the "Companies," and each of the Companies is referred to herein as a "Company."

         1.2 The paragraph titles used herein are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words may be construed in the singular or the plural as the context requires.




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         2.       TAX RETURNS.

         2.1 FEDERAL TAX RETURNS. Thermo Electron as the common parent will prepare and file or cause to be prepared and filed federal income tax returns on a consolidated basis, for the Thermo Electron Group and ThermoLase and its subsidiaries for all fiscal periods as to which a consolidated return is appropriate in accordance with the terms of this Agreement. ThermoLase will reimburse Thermo Electron for its portion of the tax. Such reimbursement will be the tax ThermoLase would have paid on a separate return basis.

         2.2 STATE TAX RETURNS. Thermo Electron as the common parent will prepare and file or cause to be filed state income tax returns on a combined, consolidated, or unitary basis, or using any other allowable method that Thermo Electron believes will result in a lower overall tax liability to the Companies. ThermoLase will reimburse Thermo Electron for its portion of the tax. Such reimbursement will be the tax ThermoLase would have paid on a separate return basis, but only if it was required to file a return in that state.

         3. TIME OF PAYMENT OF FEDERAL TAX OBLIGATIONS TO OR BY THERMO ELECTRON. The obligations of the Companies for Federal income tax payments will be determined and paid as follows:

         (a) Not later than the 15th day after the end of the fourth, sixth, ninth and twelfth months of each consolidated taxable year of Thermo Electron, Thermo Electron will make a reasonable determination (consistent with the provisions of Section 6655 of the Code) of the separate federal income tax liability that ThermoLase would be required to pay as estimated payments on a separate return basis for that period. ThermoLase shall pay to Thermo Electron the amount of such liability within ten days after receipt of notification of such determination.

         (b) After the end of Thermo Electron's fiscal year and before the 15th day of the fourth month thereafter, ThermoLase will promptly pay to Thermo Electron the entire amounts estimated to be due and payable under ThermoLase's federal income tax return as if filed on a separate return basis, less all amounts previously paid with respect to that year pursuant to subparagraph (a) of this Paragraph 3.

         (c) If upon the filing of the consolidated income tax return, a revised calculation is made in the manner set forth in subparagraph (b) of this Paragraph 3, and it is determined that ThermoLase has paid to Thermo Electron with respect to the consolidated taxable year an amount greater than that required by Paragraph 3(b), then that excess will be promptly paid by Thermo Electron to ThermoLase or applied against the next estimated tax due; and if it is determined that ThermoLase has paid an amount that is less than that required, then ThermoLase will promptly pay such deficiency to Thermo Electron.

         4. TAX OBLIGATIONS OF THERMO ELECTRON. Thermo Electron will pay the consolidated tax liabilities of the Companies arising from filing a consolidated federal income tax return.

         5. PAYMENT OF FUNDS BY THERMO ELECTRON. If in any year the Companies incur a loss, Thermo Electron shall pay to ThermoLase a sum equal to the amount of benefit realized by Thermo Electron that is attributable to the tax loss incurred by ThermoLase. Payments due to


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ThermoLase from Thermo Electron under this section shall be made promptly following the realization and receipt of such tax benefits by Thermo Electron.

         6. CHANGES IN PRIOR YEAR'S TAX LIABILITIES. In the event that the consolidated tax liability or the separate tax liability referred to in Paragraphs 3 and 5 hereof for any year for which a consolidated tax return for the Companies was filed is increased or decreased by reason of filing an amended return or returns (including carry-back claims), or by reason of the examination of the returns by the Internal Revenue Service, the amounts due Thermo Electron for payment of taxes under Paragraph 3 hereof, and the amount to be paid under Paragraph 5 hereof for each such year will be recomputed by Thermo Electron to reflect the adjustments to taxable income and tax credits for the taxable year and interest or penalties, if any. In accordance with those recomputations, additional sums will be paid by ThermoLase to Thermo Electron or paid by Thermo Electron to ThermoLase regardless of whether a member has become a Departing Member (as defined in Paragraph 8 hereof) subsequent to the taxable year of recomputation.

         7. NEW MEMBERS. ThermoLase agrees that if, subsequent to the execution of this Agreement, Thermo Electron becomes the parent, as that term is used in
Section 1504 of the Code, of one or more subsidiary corporations, in addition to ThermoLase, then each newly acquired subsidiary corporation may become a separate party to this Agreement by consenting in writing to be bound by its provisions, effective immediately upon its delivery to Thermo Electron, but the income, deductions and tax credits of the newly acquired subsidiary corporations will first be included in the consolidated federal income tax return as required by the Code.

         8.       DEPARTING MEMBERS.

         8.1 The term "Departing Member," as used herein, will mean a Company that is no longer permitted under the Code to be included in the consolidated federal income tax return.

         8.2 In applying this Agreement to a Departing Member for the final taxable year in which its income, deductions, and tax credits are required to be included in the consolidated federal income tax return: (i) the amount required to be paid by a Departing Member under the provisions of Paragraph 3 hereof and
(ii) the amount that the Departing Member is entitled to receive under the provisions of Paragraph 5 hereof, will be determined by taking into account the income, deductions and tax credits of the Departing Member only for the fractional part of such year as the Departing Member was a member of the consolidated group and included in the consolidated federal income tax return.

         8.3. After the filing of the consolidated federal income tax return for the last taxable year that the Departing Member was included therein, the Departing Member will be informed of the amount of consolidated carry-overs as of the end of the taxable year or period which are attributable to the Departing Member, as provided by Treasury Regulations Section 1.1502-79 or otherwise, including the agreement of the parties.

         9. DETERMINATION OF SUMS DUE FROM AND PAYABLE TO MEMBERS. Thermo Electron will determine the sums due from and payable to ThermoLase under the provisions of this Agreement


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(including the determination for purposes of Paragraph 6 hereof). ThermoLase agrees to provide Thermo Electron with such information as may reasonably be necessary to make these determinations. Issues arising in the course of the determinations that are not expressly provided for in this Agreement will be resolved in an equitable manner.

         10. TAX CONTROVERSIES. If a consolidated federal income tax return for any taxable year during which this Agreement is in effect is examined by the Internal Revenue Service, the examination, as well as any other matters relating to that tax return, including any tax litigation, will be handled solely by Thermo Electron. ThermoLase will cooperate with Thermo Electron and to this end will execute protests, petitions, and any other documents as Thermo Electron determines to be necessary or appropriate. The cost and expense of Thermo Electron's handling of a tax controversy, including legal and accounting fees, will be allocated to and paid by the Company to which the tax controversy relates. If the tax controversy relates to both Thermo Electron and ThermoLase, the cost and expense will be allocated between Thermo Electron and ThermoLase in the proportion that such Company's potential additional tax liability bears to the total potential additional tax liability of the Companies (determined in accordance with Paragraph 6 hereof and assuming that the tax controversy is resolved in favor of the Internal Revenue Service) for the taxable year in issue. If the tax controversy encompasses more than one taxable year, Thermo Electron will first allocate the cost and expense to each taxable year in the proportion that the potential additional tax liability for each taxable year bears to the total potential additional tax liability for the taxable years in issue.

         11. EFFECTIVE DATE. This Agreement shall be effective beginning as of the date of this Agreement, and will continue on a year-to-year basis thereafter with respect to ThermoLase for so long as ThermoLase is permitted to file a consolidated federal income tax return with Thermo Electron.

         12. STATE TAXES. ThermoLase will jointly file any state tax return using a combined, consolidated, unitary, or other allowable method that Thermo Electron determines results in a lower overall tax liability to the Companies. In the event that said state tax returns shall be filed, the provisions of sections 1 through 11 hereof shall apply, mutatis mutandis (the necessary changes being made) to the allocation, preparation, filing and payment related to such state taxes and tax returns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

THERMO ELECTRON CORPORATION                   THERMOLASE CORPORATION



By:  s/Theo Melas-Kyriazi                     By:  s/Gerald Feldman
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     Name:  Theo Melas-Kyriazi                     Name: Gerald Feldman
     Title:  Chief Financial Officer               Title:  President and CEO


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